Results of Shareholder Meeting (Unaudited)
At the special meeting of shareholders of MFS Municipal Income Trust, which was held on October 12,2001, the following items were approved by the required vote of shareholders:

Item 1A. The election of John W. Ballen, Lawrence H. Cohn, M.D., The Hon. Sir
J. David Gibbons, KBE, William R. Gutow, J. Atwood Ives, Abby M.
O'Neill, Lawrence T. Perera, William J. Poorvu, Charles W. Schmidt,
Arnold D. Scott, Jeffrey L. Shames, J. Dale Sherratt, Elaine R. Smith and Ward Smith as Trustees of the trust.
Number of Preferred Shares and Common Shares

Nominee                                   For               Withhold Authority
John W. Ballen                       33,825,212.978             695,066.575
Lawrence H. Cohn, M.D.               33,816,422.401             703,857.152
The Hon. Sir J. David Gibbons, KBE   33,809,579.978             710,699.575
William R. Gutow                     33,832,279.978             687,999.575
J. Atwood Ives                            2,690.000                 175.000
Abby M. O'Neill                      33,824,479.978             695,799.575
Lawrence T. Perera                   33,833,679.978             686,599.575
William J. Poorvu                    33,834,079.978             686,199.575
Charles W. Schmidt                   33,829,779.978             690,499.575
Arnold D. Scott                      33,832,012.978             688,266.575
Jeffrey L. Shames                    33,826,312.978             693,966.575
J. Dale Sherratt                     33,830,943.562             689,335.991
Elaine R. Smith                           2,690.000                 175.000
Ward Smith                           33,822,179.978             689,099.575
Item 1B. The election of J. Atwood Ives and Elaine R. Smith as Trustees of the trust for Preferred Shares only.
Number of Preferred Shares

Nominee                                      For             Withhold Authority
J. Atwood Ives                            2,690.000                 175.000
Elaine R. Smith                           2,690.000                 175.000
Item 2. To authorize the Trustees to adopt an Amended and Restated Declaration of Trust.
Number of Preferred Shares and Common Shares
For                 26,970,560.642
Against              1,461,437.950
Abstain                961,111.694
Delivered Not Voted  8,268,121.000
Item 3. To amend, remove or add certain fundamental investment policies.

           Number of Preferred Shares         Number of
               and Common Shares           Preferred Shares

For                24,036,444.492             1,999.000
Against             1,399,448.837                24.000
Abstain               899,383.224               205.000
Delivered Not Voted 8,187,868.000               637.000
Item 4. To approve a new investment advisory agreement with Massachusetts Financial Services Company.
Number of Preferred Shares and Common Shares
For    32,636,115.753
Against 1,018,499.055
Abstain   865,664.745
Item 5. The ratification of the election of Deloitte & Touche LLP as the independent public accountants to be employed by the trust for the fiscal year ending October 31, 2002.

Number of Preferred Shares and Common Shares
For  33,628,729.286
Against 385,855.395
Abstain 505,694.872